Public Service Company of Oklahoma
Ratio of Earnings to Comined Fixed Charges
and Preferred Stock Dividend Requirements
(Unaudited)
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                                                                   Year Ended December 31,

                                             -----------------------------------------------------------
                                                   1996       1995        1994      1993        1992

                                             -----------------------------------------------------------
                                                               (thousands, except for ratios)
Operating Income                                 $101,737    $111,769    $ 98,258   $72,156   $ 78,096
Adjustments:
  Federal income taxes                             25,257      37,490      27,954    13,554      (835)
  Provision for deferred income taxes              (1,328)      2,704      7,779     9,537      21,157
  Deferred investment tax credits                  (2,784)     (2,789)     (2,789)   (2,838)    (2,711)
  Utility Plant development costs, net of tax     (35,708)        -           -         -          -
  Other income and deductions                         (95)      2,274         933       531       (940)
  Allowance for borrowed and equity
    funds used during construction                  1,722       3,734       2,513     1,948        740
  Interest portion of financing leases                -           -            -         17         37

                                             ------------------------------------------------------------------------------
                  Earnings                        $88,801    $155,182    $134,648    $94,905  $ 95,544

                                             ===========================================================================


Fixed Charges:
  Interest on long-term debt                      $30,555    $ 29,594    $ 29,594    $31,410  $ 30,688
  Interest on short-term debt and other             5,623       6,355       3,844      2,729     1,646
  Interest portion of financing leases                -           -           -           17        37
  Preferred stock dividend requirements             1,363       1,189       1,210      1,224     1,131

                                             ---------------------------------------------------------------------------
                                                  $37,541    $ 37,138    $ 34,648    $35,380  $ 33,502

                                             ===========================================================================


Ratio of earnings to combined fixed
  charges and preferred stock dividend
  requirements                                      2.37        4.18        3.89      2.68        2.85


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